Exhibit 8.1

STEVENS & LEE
LAWYERS & CONSULTANTS
620 Freedom Business Center, Suite 200
King of Prussia, PA 19406
(610) 205-6000 Fax (610) 337-4374
www.stevenslee.com
January 21, 2019
Board of Directors
Positive Physicians Holdings, Inc.
100 Berwyn Park
850 Cassatt Rd., Suite 220
Berwyn, PA 19312

Re:	Professional Casualty Association, Physicians’ Insurance Program Exchange, and Positive Physicians Insurance Exchange - Conversion from Reciprocal Exchange to Stock Organization
Ladies and Gentlemen:
We have been requested to provide this opinion concerning matters of U.S. federal income tax law in connection with (1) the proposed conversion of Physicians’ Insurance Program Exchange, a Pennsylvania reciprocal insurance exchange (“PIPE”) to a stock company (the “PIPE Conversion”) pursuant to the Plan of Conversion from Reciprocal to Stock Form of PIPE adopted by the Attorney-in-Fact for PIPE on June 1, 2018 (the “PIPE Plan of Conversion”); (2) the proposed conversion of Professional Casualty Association, a Pennsylvania reciprocal insurance exchange (“PCA”) to a stock company (the “PCA Conversion”) pursuant to the Plan of Conversion from Reciprocal to Stock Form of PCA adopted by the Attorney-in-Fact for PCA on June 1, 2018 (the “PCA Plan of Conversion”); (3) the proposed conversion of Positive Physicians Insurance Exchange, a Pennsylvania reciprocal insurance exchange (“PPIX”) to a stock company (the “PPIX Conversion”) pursuant to the Plan of Conversion from Reciprocal to Stock Form of PPIX adopted by the Attorney-in-Fact for PPIX on June 1, 2018 (the “PPIX Plan of Conversion”); and (4) the issuance of all of the capital stock of PIPE, PCA, and PPIX to Positive Physicians Holdings, Inc., a Pennsylvania corporation (the Company”) and the issuance of shares of common stock by the Company in an initial public offering in accordance with the draft Form S‑1 Registration Statement filed by the Company on December 27, 2018, File No. 377-02283 (the “S‑1 Registration Statement”), and related exhibits thereto. This opinion is being provided solely in connection with the filing of the S‑1 Registration Statement with the Securities and Exchange Commission.

Allentown    •    Bala Cynwyd    •    Charleston    •    Cleveland    •    Fargo    •    Fort Lauderdale    •    Harrisburg    •    Lancaster
New York    •    Philadelphia    •    Princeton    •    Reading    •    Rochester    •    Scranton    •    Valley Forge    •    Wilkes-Barre    •    Wilmington
A PROFESSIONAL CORPORATION

STEVENS & LEE
LAWYERS & CONSULTANTS
January 21, 2019

For purposes of this opinion letter, capitalized words and phrases that are used but not defined herein shall have the meanings given to such terms in the PIPE Plan of Conversion, the PCA Plan of Conversion, and the PPIX Plan of Conversion.
For purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

1.	the S‑1 Registration Statement;

2.	the Certificates of Attorney-in-Fact provided to us by PIPE, PCA, and PPIX; and

3.	such other instruments and documents related to the Company and the PIPE Plan of Conversion, the PCA Plan of Conversion, and the PPIX Plan of Conversion as we have deemed necessary or appropriate.
In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

1.
original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Date) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2.
any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Date and thereafter where relevant; and

3.
all transactions that are related or incidental to the Pipe Conversion, the PCA Conversion, and the PPIX Conversion will be consummated pursuant to the Pipe Plan of Conversion, the PCA Plan of Conversion, and the PPIX Plan of Conversion, respectively, and will be effective under the laws of the Commonwealth of Pennsylvania and applicable federal and state insurance laws.

The opinion expressed herein is conditioned on the initial and continuing accuracy of the facts, information, representations and assumptions contained in the aforesaid documents or otherwise referred to above.
Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, if the PIPE Conversion, the PCA Conversion, and the PPIX Conversion are consummated in accordance with the provisions of the PIPE Plan of Conversion, the PCA Plan of Conversion, and the PPIX Plan of Conversion, respectively (and without any waiver, breach or amendment of any of the provisions thereof), it is our opinion that, under current law (i) the PIPE Conversion, the PCA Conversion, and the

STEVENS & LEE
LAWYERS & CONSULTANTS
January 21, 2019

PPIX Conversion will each constitute a “reorganization” within the meaning of Code Section 368(a), and (ii) the statements made regarding U.S. federal income tax consequences set forth in the S‑1 Registration Statement under the heading “Federal Income Tax Considerations,” insofar as they constitute statements of law or legal conclusions, are the opinion of Stevens and Lee with respect to such matters.
_________________________________
The opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.
As you are aware, no ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the PIPE Conversion, the PCA Conversion, the PPIX Conversion, or the Offering. In reviewing this letter, you should be aware that the opinion set forth above represents our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.
As stated above, this opinion is being delivered to the Board of Directors of the Company solely for the purpose of being included as an exhibit to the S‑1 Registration Statement. We consent to the filing of this opinion as an exhibit to the S‑1 Registration Statement and to the use of our name in the S‑1 Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder

Very truly yours,

/s/ Stevens & Lee

STEVENS & LEE